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                                                                   EXHIBIT 23(B)


                          LONGLEAF PARTNERS FUNDS TRUST
                              AMENDMENT OF BY-LAWS


Effective March 5, 2001, Sections 6.1 and 6.2 of Article VI of the By-Laws of Longleaf Partners Funds Trust have been amended to read as follows:

Section 6.1. Operation of the Business Affairs of the Trust by Trustees or by Officers and Other Agents. In accordance with Sections 3.1 and 3.6 of the Declaration of Trust, the Trustees may determine to operate and implement the business affairs of the Trust through designated members of the Board of Trustees, service providers, licensed professionals and such other agents as the Trustees shall at any time or from time to time deem advisable. In the event of such determination, the Trust shall have no officers, and the portions of the sections of this Article VI establishing the responsibilities and powers of officers shall not be applicable. In the event the Trustees determine to operate and implement the business affairs of the Trust through officers and accordingly elect officers, the portions of the sections of the Article VI establishing the responsibilities and powers of officers shall then be applicable and shall determine the responsibilities and powers of the officers elected by the Trustees.

Section 6.2. Executive Officers and Other Officers and Agents. The executive officers of the Trust shall be a Chairman, a President, one or more Vice Presidents, a Secretary, and a Treasurer. The Chairman shall be selected from among the Trustees but none of the other executive officers need be a Trustee. Two or more offices, except those of President and any Vice President, may be held be the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity. The executive officers of the Trust shall be elected annually by the Trustees and each executive officer so elected shall hold office until his successor is elected and has qualified. The Trustees may also elect one or more Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers and may elect, or may delegate to the President the power to appoint, such other officers and agents as the Trustees shall at any time or from time to time deem advisable.